                                                                     EXHIBIT 2.5

                     PRELIMINARY PROSPECTUS DATED MARCH 8, 1999

THIS SHORT FORM PROSPECTUS CONSTITUTES A PUBLIC OFFERING OF THESE SECURITIES ONLY IN THOSE JURISDICTIONS WHERE THEY MAY BE LAWFULLY OFFERED FOR SALE AND THEREIN ONLY BY PERSONS PERMITTED TO SELL SUCH SECURITIES. NO SECURITIES COMMISSION OR SIMILAR AUTHORITY IN CANADA HAS IN ANY WAY PASSED UPON THE MERITS OF THE SECURITIES OFFERED HEREUNDER AND ANY REPRESENTATION TO THE CONTRARY IS AN OFFENCE. INFORMATION HAS BEEN INCORPORATED BY REFERENCE IN THIS SHORT FORM PROSPECTUS FROM DOCUMENTS FILED WITH SECURITIES COMMISSIONS OR SIMILAR AUTHORITIES IN CANADA. FOR THE PURPOSES OF THE PROVINCE OF QUEBEC, THIS SIMPLIFIED PROSPECTUS CONTAINS INFORMATION TO BE COMPLETED BY CONSULTING THE PERMANENT INFORMATION RECORD. COPIES OF THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE AND OF THE PERMANENT INFORMATION RECORD MAY BE OBTAINED ON REQUEST WITHOUT CHARGE FROM THE SECRETARY OF INTERTAPE POLYMER GROUP INC., AT 110E MONTEE DE LIESSE, ST-LAURENT, QUEBEC, H4T 1N4, TELEPHONE: (514) 731-7591. THE SECURITIES OFFERED HEREUNDER HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED. ACCORDINGLY, ABSENT REGISTRATION OR AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT, THE SECURITIES OFFERED HEREBY MAY NOT BE OFFERED, OR OTHERWISE TRANSFERRED, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES OF AMERICA OR TO OR FOR THE ACCOUNT OR BENEFIT OF U.S. PERSONS WITHIN THE UNITED STATES OF AMERICA, ITS TERRITORIES OR POSSESSIONS AND THIS SHORT FORM PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY WITHIN THE UNITED STATES. SEE "PLAN OF DISTRIBUTION".

NEW ISSUE                                                          March 8, 1999

                               GRAPHIC TO GO HERE

                          INTERTAPE POLYMER GROUP INC.

                                  $120,750,000

                            3,000,000 COMMON SHARES

This offering (the "Offering") consists of an offering to the public of 3,000,000 common shares (the "Common Shares") of Intertape Polymer Group Inc. ("Intertape"). The offering price of the Common Shares was determined by negotiation among Intertape and the Underwriters. The common shares of Intertape are listed and posted for trading on The Toronto Stock Exchange (the "TSE") and on the American Stock Exchange (the "AMEX"). On February 23, 1999, the last trading day before the announcement of the Offering, the closing prices of the common shares of Intertape on the TSE and on the AMEX were $40.00 and US$26.50, respectively. The TSE has conditionally agreed to list the Common Shares distributed hereby, subject to compliance with the requirements of the TSE on or before May 26, 1999.

                         PRICE: $40.25 PER COMMON SHARE
                       ---------------------------------
                       ---------------------------------

                                                            PRICE TO THE   UNDERWRITERS'   NET PROCEEDS TO
                                                               PUBLIC           FEE         INTERTAPE(1)
                                                            ------------   -------------   ---------------
Per Common Share..........................................     $40.25         $1.61           $38.64
Total.....................................................  $120,750,000   $4,830,000      $115,920,000

(1) Before deducting the expenses of the Offering estimated at $250,000, which will be paid out of the general corporate funds of Intertape.

The Underwriters, as principals, conditionally offer to the public the Common Shares, subject to prior sale, if, as and when issued and sold by Intertape and delivered to and accepted by the Underwriters in accordance with the conditions contained in the Underwriting Agreement referred to under "Plan of Distribution" and subject to the approval of certain legal matters on behalf of Intertape by Stikeman, Elliott and on behalf of the Underwriters by McCarthy Tetrault.

Subscriptions for the Common Shares will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice. It is expected that definitive certificates evidencing the Common Shares will be available for delivery at the closing of this Offering, which is expected to be on or about March 16, 1999, or on such other date as may be agreed upon, but not later than April 30, 1999.

TD Securities Inc., one of the Underwriters, is a wholly-owned subsidiary of a Canadian chartered bank which is a lender to Intertape. See "Plan of Distribution".

                               TABLE OF CONTENTS

                                            PAGE
                                          --------
DOCUMENTS INCORPORATED BY REFERENCE.....         2
THE CORPORATION.........................         3
RECENT DEVELOPMENTS.....................         3
USE OF PROCEEDS.........................         4
CAPITALISATION..........................         4
DESCRIPTION OF SHARE CAPITAL............         5
DETAILS OF THE OFFERING.................         5
PLAN OF DISTRIBUTION....................         5

                                            PAGE
                                          --------
LEGAL MATTERS...........................         6
ELIGIBILITY FOR INVESTMENT..............         6
AUDITORS, TRANSFER AGENT AND
  REGISTRAR.............................         6
PURCHASERS' STATUTORY RIGHTS............         7
CERTIFICATE OF THE CORPORATION..........       C-1
CERTIFICATE OF THE UNDERWRITERS.........       C-2

                      DOCUMENTS INCORPORATED BY REFERENCE

    THE FOLLOWING DOCUMENTS, FILED WITH THE VARIOUS SECURITIES COMMISSIONS OR SIMILAR REGULATORY AUTHORITIES IN EACH OF THE PROVINCES OF CANADA, ARE SPECIFICALLY INCORPORATED BY REFERENCE IN AND FORM AN INTEGRAL PART OF THIS SHORT FORM PROSPECTUS:

    (a) THE ANNUAL REPORT OF INTERTAPE ON FORM 20-F FOR THE YEAR ENDED DECEMBER 31, 1997, FILED IN LIEU OF AN ANNUAL INFORMATION FORM;

    (b) THE AUDITED CONSOLIDATED BALANCE SHEETS OF INTERTAPE AS AT DECEMBER 31, 1997 AND 1996 AND THE AUDITED CONSOLIDATED STATEMENTS OF EARNINGS, RETAINED EARNINGS AND CHANGES IN CASH RESOURCES FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995 TOGETHER WITH THE AUDITORS' REPORT THEREON INCLUDED IN THE ANNUAL REPORT OF INTERTAPE FOR THE YEAR ENDED DECEMBER 31, 1997;

    (c) THE MANAGEMENT'S DISCUSSION AND ANALYSIS INCLUDED IN THE ANNUAL REPORT OF INTERTAPE FOR THE YEAR ENDED DECEMBER 31, 1997;

    (d) THE MANAGEMENT PROXY CIRCULAR OF INTERTAPE DISTRIBUTED IN CONNECTION WITH THE ANNUAL AND SPECIAL MEETING OF THE SHAREHOLDERS OF INTERTAPE HELD ON MAY 21, 1998;

    (e) THE COMPARATIVE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS OF INTERTAPE FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 1998 AND 1997;

    (f) THE COMPARATIVE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS OF INTERTAPE FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 1998 AND 1997; AND

    (g) THE COMPARATIVE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS OF INTERTAPE FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1998 AND 1997.

    ANY DOCUMENTS OF THE TYPE REFERRED TO ABOVE AND ANY MATERIAL CHANGE REPORTS (EXCLUDING CONFIDENTIAL MATERIAL CHANGE REPORTS) FILED BY INTERTAPE WITH A SECURITIES COMMISSION OR ANY SIMILAR AUTHORITY IN CANADA, AFTER THE DATE OF THIS SHORT FORM PROSPECTUS AND PRIOR TO THE TERMINATION OF THE OFFERING, SHALL BE DEEMED TO BE INCORPORATED BY REFERENCE INTO THIS SHORT FORM PROSPECTUS.

    ANY STATEMENT CONTAINED IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED, FOR THE PURPOSES OF THIS SHORT FORM PROSPECTUS, TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT THAT ALSO IS OR IS DEEMED TO BE INCORPORATED BY REFERENCE HEREIN MODIFIES OR REPLACES THAT STATEMENT. THE MODIFYING OR SUPERSEDING STATEMENT NEED NOT STATE THAT IT HAS MODIFIED OR SUPERSEDED A PRIOR STATEMENT OR INCLUDE ANY OTHER INFORMATION SET FORTH IN THE DOCUMENT THAT IT MODIFIES OR SUPERSEDES. THE MAKING OF A MODIFYING OR SUPERSEDING STATEMENT SHALL NOT BE DEEMED AN ADMISSION FOR ANY PURPOSES THAT THE MODIFIED OR SUPERSEDED STATEMENT, WHEN MADE, CONSTITUTED A MISREPRESENTATION, AN UNTRUE STATEMENT OF A MATERIAL FACT OR AN OMISSION TO STATE A MATERIAL FACT THAT IS REQUIRED TO BE STATED OR THAT IS NECESSARY TO MAKE A STATEMENT NOT MISLEADING IN LIGHT OF THE CIRCUMSTANCES IN WHICH IT WAS MADE. ANY STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED IN ITS UNMODIFIED OR SUPERSEDED FORM TO CONSTITUTE PART OF THIS SHORT FORM PROSPECTUS.

                                THE CORPORATION

    Intertape develops, manufactures and sells a variety of specialised polyolefin plastic packaging products for industrial use. These products include pressure-sensitive and water-activated carton sealing tapes, masking and reinforced filament pressure-sensitive tapes, duct tapes, acrylic coating, shrink wrap, stretched wrap and woven products. Most of Intertape's products are derived from resins that are converted into films and adhesives. Resins are also combined with paper and converted into a variety of packaging products. Vertical integration, whereby Intertape performs each step in the conversion of polyolefin resins and paper into its various products, and continuous capital expenditures to increase manufacturing efficiencies allow Intertape to be a low-cost producer of each product it manufactures. This vertical integration combined with the use of high-speed production equipment provides competitive advantages to Intertape and flexibility and control of the manufacturing process and in speed of delivery.

    Intertape's overall objective is to gain market share in large niche markets that it believes are growing at rates faster than the economy as a whole. Intertape's strategies for achieving this objective are as follows:
(i) solidify its position as a low-cost manufacturer; (ii) increase its manufacturing capacity; (iii) develop new products; (iv) develop central distribution centres; (v) evaluate future complementary acquisitions; and
(vi) expand its sales into new geographic markets.

    Intertape's registered office is located at 1155 Rene-Levesque Boulevard West, Suite 4000, Montreal, Quebec, H3B 3V2 and its principal executive offices are located at 110E Montee de Liesse, St-Laurent, Quebec, Canada, H4T 1N4.

                              RECENT DEVELOPMENTS

    In March 1998, Intertape announced its plans to restructure its Flexible Intermediate Bulk Container ("FIBC") operations. Over the past several years, the increasing levels of imported products into North America have resulted in a continuing downward trend in the selling prices of FIBC products. This penetration into the North American marketplace, coupled with higher domestic manufacturing costs and worldwide currency devaluation have led to Intertape's decision to restructure its FIBC operations. Intertape remains strongly committed to the FIBC business and its customers and believes that the reorganisation of its FIBC operations will allow it to improve its competitiveness by restructuring its domestic cost base and gradually transfer the majority of its FIBC manufacturing facilities outside Canada and the United States.

    In May 1998, Intertape entered into a US$50 million unsecured revolving line of credit with an American banking corporation to refinance an existing facility of US$33 million. As of February 23, 1999, approximately US$40.8 million was outstanding under this facility. In June 1998, Intertape completed a private placement of US$137 million of senior guaranteed notes maturing in 2008 and bearing interest at the rate of 6.82% per annum. The proceeds from this private placement were used to repay debt incurred in December 1997 in connection with the acquisition of American Tape Co. and to repay short-term credit facilities.

    In September 1998, Intertape completed the previously-announced acquisition from Anchor Continental Holdings Inc., a wholly-owned subsidiary of Coating Technologies International, Inc., of Anchor Continental, Inc., which manufactures pressure-sensitive tapes including both masking and duct tapes. The purchase price for this acquisition was approximately US$102.1 million in cash and was entirely paid at closing. The purchase price was substantially financed by Canadian and American banks which advanced US$100 million to Intertape. The acquisition of Anchor Continental, Inc. is expected to enable Intertape to expand its existing product lines, to increase its product supply to its industrial customer base and to broaden the distribution channels for its products.

    In October 1998, Intertape completed the previously-announced acquisition of substantially all of the assets of the Rexford Paper Company, a division of Inland Paperboard and Packaging, Inc. The purchase price for this acquisition was approximately US$9.2 million in cash and was entirely paid at closing. This acquisition will provide Intertape with complementary product lines of sensitive tapes and water-activated tape and is expected to expand Intertape's distribution channels.

                                USE OF PROCEEDS

    Of the estimated net proceeds of $115,670,000 to be received by Intertape from this Offering, approximately $51.7 million (approximately US$34.5 million) will be used to reimburse the three series of outstanding senior unsecured US dollar notes due June 1, 2001 and issued in 1996, approximately $61.2 million (approximately US$40.8 million) will be used to reimburse the outstanding balance of a senior unsecured US dollar bank loan under the US$50 million unsecured revolving line of credit and the balance for general corporate purposes.

                                 CAPITALISATION

    The following table sets forth the consolidated capitalisation of Intertape as of the dates indicated, before and after giving effect to the sale of the Common Shares under this Offering, assuming the application of the estimated net proceeds therefrom as set forth under "Use of Proceeds". This table should be read in conjunction with the consolidated financial statements and related notes thereto incorporated by reference herein.

                                                                                                 SEPTEMBER 30, 1998
                                                                                                AFTER GIVING EFFECT
                                 AUTHORISED    DECEMBER 31, 1997(1)    SEPTEMBER 30, 1998(1)    TO THIS OFFERING(1)
                                 -----------   ---------------------   ----------------------   --------------------
                                                                            (unaudited)             (unaudited)
                                                  (in thousand of dollars, except number of shares)
Short-term debt
  Bank indebtedness............                      $ 25,083                 $218,344                $153,233
  Current portion of long-term
    debt.......................                         4,310                    3,968                   3,968
                                                     --------                 --------                --------
Total short-term debt..........                        29,393                  222,312                 157,201
Long-term debt
  US dollar bank loan under
    revolving credit
    facilities.................                        92,488                       --                      --
  US dollar bank term loan.....                        71,475                       --                      --
  US$10,000 Series 1 Notes.....   US$10,000            14,295                   15,321                      --
  US$15,000 Series 2 Notes.....   US$15,000            21,443                   22,981                      --
  US$8,000 Series 3 Notes......    US$8,000            11,436                   12,257                      --
  US$137,000 6.82% Notes.......  US$137,000                --                  209,898                 209,898
  Interest free government
    loan.......................                           475                      400                     400
  Other bank term loans........                         3,614                    5,865                   5,865
  Obligations under capital
    leases.....................                        14,841                    8,115                   8,115
                                                     --------                 --------                --------
Total long-term debt (excluding
  current portion).............                       230,067                  274,837                 224,278
Shareholders' equity
  Class A Preferred Shares.....   unlimited                --                       --                      --
  Common Shares................   unlimited           157,430                  158,816                 276,416(2)
                                                (25,019,921 shares)     (25,106,400 shares)     (28,106,400 shares)
Retained earnings.                                            89,632                  118,239   (3)          116,814
  Accumulated foreign currency
    translation adjustments....                         3,040                    3,453                   3,453(4)
                                                     --------                 --------                --------
  Total shareholders' equity...                       250,152                  280,508                 396,683
                                                     --------                 --------                --------
Total consolidated
  capitalisation...............                      $509,562                 $777,657                $778,162
                                                     ========                 ========                ========

------------

(1) The December 31, 1997 exchange rate used to convert US dollar denominated loans and notes is US$1.00 = Cdn, $1.4295. The September 30, 1998 exchange rate used to convert US loans is US$1.00 = Cdn. $1.5321.

(2) The amount after giving effect to this Offering is net of the after-tax cost of underwriting commissions and expenses of issue aggregating approximately $3,150,000.

(3) As at September 30, 1998 after giving effect to the after-tax cost of a make-whole obligation incurred in connection with the reimbursement of the three series of outstanding senior unsecured US dollar notes due June 1, 2001.

(4) As at September 30, 1998.

                          DESCRIPTION OF SHARE CAPITAL

    The authorised share capital of Intertape is comprised of an unlimited number of common shares without nominal or par value and an unlimited number of Class "A" preferred shares without nominal or par value, issuable in series.

    As of the close of business on February 25, 1999, 25,231,833 common shares and no preferred shares were issued and outstanding.

                            DETAILS OF THE OFFERING

    This Offering consists of 3,000,000 Common Shares at a price of $40.25 per share.

    Each common share entitles the holder thereof to dividends if, as and when declared by the directors, to one vote at all meetings of holders of common shares and to participate, PRO RATA, with the holders of common shares, in any distribution of the assets of Intertape upon liquidation, dissolution or winding-up, subject to the prior rights of holders of shares ranking in priority to common shares.

                              PLAN OF DISTRIBUTION

    Pursuant to an agreement (the "Underwriting Agreement") dated February 26, 1999 among CIBC Wood Gundy Securities Inc., RBC Dominion Securities Inc., ScotiaMcLeod Inc., TD Securities Inc. and Trilon Securities Corporation (collectively, the "Underwriters") and Intertape, Intertape has agreed to sell and the Underwriters have agreed to purchase on March 16, 1999 or on such other date as may be agreed upon, but in any event not later than April 30, 1999 (the "Closing Date"), subject to the terms and conditions contained therein, and the approval of certain legal matters, all but not less than all of the 3,000,000 Common Shares subject to this Offering for a total consideration of $120,750,000 payable to Intertape against delivery of such Common Shares. In consideration of their services under the Underwriting Agreement, Intertape has agreed to pay to the Underwriters a fee in the aggregate amount of $4,830,000 ($1.61 per Common Share).

    Pursuant to the Underwriting Agreement, the obligations of the Underwriters are several and not joint and may be terminated upon the occurrence of certain stated events. The Underwriters are, however, obligated to take up and pay for all the Common Shares if any of the Common Shares are purchased under the Underwriting Agreement.

    TD Securities Inc. is controlled by a Canadian chartered bank which is a lender to Intertape.

    Intertape has agreed in favour of the Underwriters that it will not issue, sell or offer, agree or become bound to issue or announce the issuance or sale, offering or agreement to issue or sell any securities of Intertape or any securities convertible into, exercisable for, or carrying the right to purchase securities of Intertape, other than for purposes of (i) issuing or exercising options under Intertape's Executive Stock Option Plan, (ii) issuing or exercising rights under Intertape's Shareholder Protection Rights Plan or
(iii) the payment in full or in part of the purchase price of any business or assets related to Intertape's activities, for a period of 90 days from the date of the Closing Date, without the prior written consent of CIBC Wood Gundy Securities Inc. on behalf of the Underwriters.

    Pursuant to policy statements of the COMMISSION DES VALEURS MOBILIERES DU QUEBEC and the Ontario Securities Commission, the Underwriters may not, throughout the period of distribution, bid for or purchase common shares. The foregoing restriction is subject to exceptions, on the condition that the bid or purchase not be engaged in for the purpose of creating actual or apparent active trading in, or raising the price of, the common shares. Such exceptions include a bid or purchase permitted under the by-laws and rules of the TSE relating to market stabilisation and passive market-making activities and a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of distribution. Subject to the foregoing, pursuant to this Offering, the Underwriters may over-allot common shares or effect transactions intended to stabilise or maintain the market price of the common shares at a higher level than that which might otherwise prevail on the open market. Such transactions may be commenced or discontinued at any time during this Offering.

    The Common Shares have not been and will not be registered under the United States SECURITIES ACT OF 1933, as amended (the "U.S. Securities Act"), and, accordingly, may not be offered or sold within the United States, except in certain transactions exempt from the registration requirements of the U.S. Securities Act. Each Underwriter has agreed that, except in accordance with the terms of such exemptions, it will not offer, sell or deliver Common Shares within the U.S. or any territories or possessions thereof.

    In addition, until 40 days after the commencement of this Offering, an offer or sale of the Common Shares within the United States by any dealer (whether or not participating in this Offering) may violate the registration requirements of the U.S. Securities Act.

                                 LEGAL MATTERS

    Certain legal matters in respect of the Common Shares will be passed upon by Stikeman, Elliott on behalf of Intertape and by McCarthy Tetrault on behalf of the Underwriters. On February 25, 1999, the partners and associates of Stikeman, Elliott and McCarthy Tetrault beneficially owned, directly or indirectly, as a group less than 1% of the common shares.

                           ELIGIBILITY FOR INVESTMENT

    In the opinion of Stikeman, Elliott, counsel to Intertape, and McCarthy Tetrault, counsel to the Underwriters, based on legislation in effect at the date hereof and subject to compliance with the prudent investment standards and general investment provisions and restrictions of the following statutes (and, where applicable, the regulations thereunder) and, in certain cases, subject to the satisfaction of additional requirements relating to investment policies and goals, without resorting to the so-called "basket" provisions, an investment in the Common Shares will not, at the date of issue, be precluded under the following statutes:

    INSURANCE COMPANIES ACT (Canada);

    PENSION BENEFITS STANDARDS ACT, 1985 (Canada);

    TRUST AND LOAN COMPANIES ACT (Canada);

    AN ACT RESPECTING INSURANCE (Quebec), for an insurer, as defined therein, incorporated under the laws of the Province of Quebec, other than a guarantee fund corporation;

    AN ACT RESPECTING TRUST COMPANIES AND SAVINGS COMPANIES (Quebec), for a trust company, as defined therein, which invests its own funds and funds received as deposits and a savings company (as defined therein) investing its funds;

    SUPPLEMENTAL PENSION PLANS ACT (Quebec) for an insured plan as defined therein;

    LOAN AND TRUST CORPORATIONS ACT (Ontario);

    PENSION BENEFITS ACT (Ontario);

    INSURANCE ACT (Alberta);

    EMPLOYMENT PENSION PLANS ACT (Alberta);

    LOAN AND TRUST CORPORATIONS ACT (Alberta);

    THE INSURANCE ACT (Manitoba);

    FINANCIAL INSTITUTIONS ACT (British Columbia); and

    PENSION BENEFITS STANDARDS ACT (British Columbia).

    In addition, in the opinion of such counsel, the Common Shares will on the Closing Date, be qualified investments under the INCOME TAX ACT (Canada) for trusts governed by a registered retirement savings plan, registered retirement income fund or a deferred profit sharing plan.

                     AUDITORS, TRANSFER AGENT AND REGISTRAR

    The auditors of Intertape are Raymond Chabot Grant Thornton, a general partnership, Chartered Accountants, Montreal, Quebec.

    The registrar and transfer agent for the Common Shares are CIBC Mellon Trust Company at its principal offices in Montreal, Toronto, Winnipeg, Calgary and Vancouver and ChaseMellon Shareholder Services, L.L.C. at its principal offices in New York.

                          PURCHASERS' STATUTORY RIGHTS

    Securities legislation in several provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase the securities within two business days after receipt of a prospectus and any amendment, as well as remedies for rescission or, in certain provinces, damages where a prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that such remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of his province. The purchaser should refer to any applicable provisions of the securities legislation of his province for the particulars of these rights or consult with a legal adviser.

                         CERTIFICATE OF THE CORPORATION

Dated: March 8, 1999

    The foregoing, together with the documents incorporated herein by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this prospectus as required by the securities laws of each of the provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, Nova Scotia, New Brunswick, Prince Edward Island and Newfoundland. For the purposes of the SECURITIES ACT (Quebec), this simplified prospectus, as supplemented by the permanent information record, contains no misrepresentation that is likely to affect the value or market price of the securities to be distributed hereunder.

           (Signed) MELBOURNE F. YULL                   (Signed) ANDREW M. ARCHIBALD, C.A.
      Chairman and Chief Executive Officer          Vice-President and Chief Financial Officer

                               On behalf of the Board of Directors

             (Signed) ERIC E. BAKER                          (Signed) L. ROBBIE SHAW
                    Director                                         Director

                        CERTIFICATE OF THE UNDERWRITERS

Dated: March 8, 1999

    To the best of our knowledge, information and belief, the foregoing, together with the documents incorporated herein by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this prospectus as required by the securities laws of each of the provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, Nova Scotia, New Brunswick, Prince Edward Island and Newfoundland. For the purposes of the SECURITIES ACT (Quebec), to our knowledge, this simplified prospectus, as supplemented by the permanent information record, contains no misrepresentation that is likely to affect the value or market price of the securities to be distributed hereunder.

                        CIBC WOOD GUNDY SECURITIES INC.

                         By: (Signed) FRANCOIS GERVAIS

 RBC DOMINION SECURITIES INC.           SCOTIAMCLEOD INC.               TD SECURITIES INC.

  By: (Signed) MICHEL BOUCHARD     By: (Signed) CLAUDE MICHAUD      By: (Signed) GARY LITTLEJOHN

                         TRILON SECURITIES CORPORATION

                          By: (Signed) TREVOR D. KERR

    The following includes the name of every person or company having an interest, either directly or indirectly, to the extent of not less than five percent, in the capital of:

CIBC WOOD GUNDY SECURITIES INC.: a wholly-owned subsidiary of a Canadian chartered bank;

RBC DOMINION SECURITIES INC.: RBC Dominion Securities Limited, a majority-owned subsidiary of a Canadian chartered bank;

SCOTIAMCLEOD INC.: an indirect wholly-owned subsidiary of a Canadian chartered bank;

TD SECURITIES INC.: a wholly-owned subsidiary of a Canadian chartered bank; and

TRILON SECURITIES CORPORATION: a wholly-owned subsidiary of Trilon Financial Corporation.

                                      C-9